Exhibit 23.2

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Ms. Mahesh V. Patel, President

Lipocine Inc. f/k/a Marathon Bar Corp.

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

Dear Mr. Patel:

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement of Lipocine Inc. f/k/a Marathon Bar Corp. on Form S-1 of our report dated February 18, 2013 relating to the financial statements of Marathon Bar Corp., which appears in Amendment No. 1 to the Form S-1 (Registration No. 333-192069). We also consent to the incorporation by reference of Amendment No. 1 to the Form S-1 (Registration No. 333-192069) of the reference to us under the heading “Experts” in such registration.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

November 25, 2013